TECHNOLOGY LICENSE AGREEMENT

This Agreement (as defined in Article 1 below) is effective as of the 19 day of August, 2015 ("Effective Date").

Between

Barrier Technology Corporation, a company duly incorporated and organized under the laws of Minnesota, USA, having its registered address at 510 Fourth St. N., Watkins, MN 55389 together with Affiliates (hereinafter referred to as "Licensor")

And

Louisiana-Pacific Corporation, a company duly incorporated and organized under the laws of Delaware, having its address at 414 Union St., Suite 2000, Nashville, TN 37219 (hereinafter referred to as "Licensee") Licensor and Licensee are hereinafter referred to individually as a "Party" or jointly as the "Parties".

Preamble

WHEREAS Licensor has developed certain technologies and inventions relating to fireproof coating and the manufacture of fire-rated OSB utilizing Pyrotite™ technology, referred to as the Technology.

WHEREAS Licensor is the exclusive owner of certain formulas, recipes, patents, Know-How, etc., included in the Technology.

WHEREAS Licensee manufactures and sells engineered wood based panels and other building products including value-added OSB-based products.

WHEREAS Licensee wishes to obtain a license from the Licensor to utilize the Technology to manufacture, market, use and sell panel products using the Technology, and Licensor is willing to grant such a license to Licensee on the terms and conditions hereinafter set forth.

WHEREAS Licensee has for several years contracted with Licensor to apply Licensor's patented Pyrotite® fire resistant coating process to OSB panels supplied by Licensee to Licensor's Watkins, MN facility to make fire-rated panels, and Licensor and Licensee desire to continue that arrangement in parallel with the license allowing Licensee to manufacture, market, use and sell panel products using the Technology.

WHEREAS The Parties recognize that additional Joint IP may have been and may be developed during the Term of this Agreement as the Parties work together;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

Article 1
Definitions

In addition to definitions given elsewhere in this Agreement, the following items shall, for the purpose of this Agreement, have the following respective meanings:

1.1 "Affiliates" shall mean, as to each Party, any legal entity which is controlled by or under common control with such Party. "Control" or "controlled" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. An entity shall be considered an Affiliate only so long as it meets the above Control criterion.

1.2 "Agreement" shall mean this license agreement including any and all Annexes attached hereto.

1.3 "Confidential Information" shall have the same meaning as set forth in that certain Confidentiality Agreement between the Parties dated June 30, 2009, as amended by the Amended Confidentiality Agreement set forth in Annex 4 attached hereto.

1.4 [Intentionally Deleted]

1.5 "C Panel **[Redacted] Technology information has been redacted.**

1.6 "Customer"/"Customers" shall mean all customers of Licensee.

1.7 "Initial Payment" shall have the meaning ascribed to it in Article 8.1 below.

1.8 "Technology" shall mean the Pyrotite technology for the manufacturing of fire rated OSB, including certain Patents and the Know-How relating to the subjects set forth in Annex 1.

1.9 "Improvements" shall have the meaning ascribed to it in Article 5.1 below.

1.10 "Intellectual Property Rights" shall mean any and all intellectual property rights, including without limitation patents, utility models, registered and unregistered trademarks, registered and unregistered design rights, copyright protected materials and neighboring rights, any applications in relation to any of the foregoing rights (if applicable) and any and all other rights in any country.

1.11 "Know-How" shall mean a body of technical information, formulas and recipes owned by and in the possession of Licensor (whether or not such information is in itself patentable and whether or not a particular portion of such Know-How by itself constitutes an original idea, a concept, a technology, an invention etc.) that is necessary for practicing the rights granted under this Agreement and which is communicated to Licensee in accordance with Article 6 below. Know-How shall not include any technical information, formulas or recipes to the extent they are in the public domain, known by or independently developed by Licensee or Third Parties without resort to the technical information, formulas and recipes of Licensor.

1.12 "License Fee" shall have the meaning ascribed to it in Article 8.2 below.

1.13 "Licensing Administrator" shall mean: Melissa McElwee, Barrier Technology Corporation, 510 Fourth St. N., Watkins, MN 55389 (or an identified successor).

1.14 "Manufacturing Plant" shall mean a facility for making Products located in Clarke County in the state of Alabama and subsequent additional plants or capacity developed by Licensee as contemplated by this Agreement and as mutually agreed and documented in an amendment complying with Article 15.

1.15 "Manufacturing Territory" shall mean the area shown on the map attached as Annex 3 applicable to the initial Clarke County, Alabama manufacturing plant project as well as additional territories mutually agreed and documented in an amendment complying with Article 15.

1.16 "Joint IP" shall mean all intellectual property rights (excluding trademarks or similar product identification rights) that embody technical innovation contributions of both parties or their employees or consultants with respect to developments of fire-rated building products employing the Technology that are described in additional Annexes the parties may add to this Agreement by amendments, as mutually agreed and complying with Article 15..

1.17 Intentionally Deleted

1.18 "Patents" shall mean the patents listed in Annex 1 and any additional patents Licensor and Licensee mutually agree to add in the future.

1.19 "Product"/"Products" shall mean any fire-rated OSB panel product that uses or is made in a process or system that uses the Technology. For the avoidance of doubt, Products shall not include C Panels or fire-rated non-panel products using the Technology.

1.20 "Production Process" shall mean the technical process used to create the Products and which makes use of the Technology.

1.21 "Sales Territory" shall mean North America defined as Canada, the United States of America and Mexico.

1.22 "Third Party/Third Parties" shall mean any persons, entities or companies, other than the Licensor and the Licensee and their respective Affiliates.

1.23 "Trademark" shall mean the name FLAMEBLOCK®.

Article 2
Applicability and Agreement Documents

This Agreement consists of this License Agreement and Annexes 1, 2 and 3. The Annexes referred to in this Agreement will constitute an integral part thereof. In the event of conflict between the provisions set out in the body of this Agreement and any of the Annexes hereto, the first-mentioned provisions shall prevail.

Annex 1	Technology and Licensed Patents
Annex 2	Reporting Form
Annex 3	Manufacturing Territory
Annex 4	Amendment to Confidentiality Agreement of June 30, 2009

Article 3

Grants and Exceptions

3.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee a terminable, royalty-bearing, non-assignable license to use the Technology to manufacture within the Manufacturing Territory and market, use and sell Products within the Sales Territory during the Term.

The grant of license shall include all current panel applications of the Products, including any Improvements thereto made by or adopted and licensable (without fee) by Licensor during a period when Licensee is paying the ongoing License Fee. However, unless otherwise agreed, Licensee shall not be permitted to manufacture, market, use or sell C Panels.

3.2 Licensor agrees that it will not grant a license to any Third Party or permit any Third Party to use the Technology in the Manufacturing Territory to manufacture Products (the "Exclusive Manufacturing Rights"), except where such Exclusive Manufacturing Rights have ceased pursuant to the terms hereof. Further Licensor agrees that it will not license or permit any Third Party to use the Technology for marketing or sale of Products within the Sales Territory except to the extent otherwise permitted by this Agreement (the "Exclusive Sale Rights"). Licensee shall not be entitled to sub-license its rights according to this Agreement to any Third Party; provided that Licensee may extend rights licensed to it hereunder to an Affiliate on condition that Licensee gives Licensor notice of the extension and remains responsible for actions of the Affiliate.

3.3 The Parties agree that Licensee can add additional manufacturing plants and manufacturing capacity in the Sales Territory, as mutually agreed pursuant to the terms of this Agreement and documented in an amendment complying with Article 15.

3.4 The agreement of Licensor under Section 3.2 that it will not grant to any Third Party a license to use the Technology in the Manufacturing Territory to manufacture Products or to market or sell Products in the Sales Territory shall continue for as long as the minimum License Fees are paid as required.

3.5 No other, further or different license or right, except as expressly provided for in this Article 3, is granted or implied under this Agreement. In particular, Licensee shall have no right to sublicense any right granted to it in this Agreement. Licensor has the right to use the Technology to: (a) coat OSB for LP at its facility in Watkins, MN as provided under the Product Manufacturing Agreement dated [July 1, 2015]; and (b) to make, market, use, sell and distribute C Panels and other products that are not Products in any market. Should such Product Manufacturing Agreement terminate, Licensor may make, market, use, sell and distribute Products made at its facility in Watkins, MN in any market, notwithstanding Licensee's exclusive Sales Territory.

__Article 4__
Confidential Information

Confidential Information shall be governed by the terms of the Confidentiality Agreement between the Parties dated June 30, 2009, (as amended) and by the terms of the confidentiality agreements executed by Licensor, Licensee and vendors or potential joint venture partners of Licensee listed in Exhibit A to Annex A attached [(collectively "Vendor CDAs") to the extent any of these Vendor CDAs protect information not covered by the Confidentiality Agreement or provide greater protection for confidential information covered by both the Confidentiality Agreement and a Vendor CDA.

Article 5
Improvements and Other Intellectual Property Rights

5.1 For as long as Licensee pays the ongoing License Fee under this Agreement, (a) any improvements to the Technology for Products ("Improvements") made by the Licensor (including any patent rights in such Improvements) shall be disclosed to and licensed to Licensee for the balance of the Term under the same license terms as the original Technology; and (b) any Improvements to the Technology made by the Licensee for Products (including any patent rights in such Improvements) shall be disclosed to and licensed to Licensor for the balance of the Term for the limited use by Licensor at its Watkins manufacturing plant during the Term of this Agreement without royalty.

5.2 Any trademarks, trade dress or copyright protections associated with materials developed solely by Licensee associated with the manufacture sale and distribution of the Products shall be owned exclusively by the Licensee. Nothing herein shall be construed as limiting Licensee's right to develop any new trademarks, trade dress, copyrights or patent rights; provided that Licensee shall not develop new trademarks confusingly similar to Licensor's Pyrotite mark or other registered mark of Licensor. The parties acknowledge that LP has registrations for SmartGuard and SolidGuard, while Barrier has registrations for Blazeguard and Mycoguard and agree that there is no confusing similarity between these existing marks. The parties further agreed that each may register new marks in the format "ABCGuard" or "ABCguard", so long as the "ABC" component of a new mark is not confusingly similar to the "ABC" component of a mark already registered by the other party.

5.3 **[Redacted] Technology information has been redacted.**

Article 6
Know-How, Technical Assistance, Information etc.

6.1 All communication of material Know-How between the Parties shall be in writing unless (a) at an agreed inspection of Licensee's Watkins, MN facility, including inspections of Licensor at or Licensor vendor visits to planned or operating Manufacturing Plants prior to the date of this Agreement or thereafter; or (b) in oral discussions or show-how sessions with Affiliates, vendors or potential joint venture partners of Licensee.

6.2 Licensor will communicate Know-How to Licensee that comprises all details of the Know-How and technical information available to Licensor and necessary to enable Licensee to implement the Technology at the Manufacturing Plant. Licensor will further make all test reports and data for Products in Licensor's possession and not subject to a confidentiality obligation to any Third Party, including information on toxicity, permeability, corrosiveness, flame spread, smoke developed and fire resistance assemblies, available to Licensee and the Manufacturing Plant so that time and costs can be saved by Licensee in the process of starting-up the production and market-introduction of the Products.

6.3 Licensor will cooperate with Licensee with regard to Technology transfer for the initial capital project involving the construction of a new FlameBlock production line at the Manufacturing Plant in Clarke County, Alabama as well as agreed future projects to increase capacity or build a new Manufacturing Plant.

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6.4 The Technology transfer for the Manufacturing Plant in Clarke County, Alabama shall include a minimum of twenty (20) person-days of on-site support at the Manufacturing Plant or Licensor's Watkins plant or a Licensee Vendor facility by Mike Huddy or Jeff Kuusi for the panel coating line construction in the Manufacturing Plant, for plant start-up and for solving technical and/or quality problems in the Products. Licensee shall reimburse Licensor for all reasonable out of pocket expenses of Mike Huddy and Jeff Kuusi incurred during the Technology transfer.

6.5 Licensor will assist Licensee in the selection, procurement and proper layout of the equipment at the Manufacturing Plant.

6.6 Licensor will also prepare a template quality control manual for Licensee's production of the Product.

6.7 Upon Licensee's written request and with mutually-agreed scheduling, Licensor will provide continued training and support at a per diem rate of $500 with reasonable out of pocket expenses to be reimbursed by Licensee after Licensee has used its initial twenty (20) days associated with the Technology transfer. This additional support may include sales and marketing assistance. Licensee acknowledges that as of June 4, 2015, Licensee has received at least twenty (20) person-days of on-site support per Section 6.4 above.

6.8 Licensor shall invoice Licensee for all expenses and fees Licensee is to pay under this Article 6. Licensee shall pay such invoices within thirty (30) days of their receipt.

Article 7
Sub-contracting

Licensee may not, under sublicense or otherwise, permit Third Parties to use the Technology to produce the Products for or on behalf of Licensee and its Customers unless a prior written agreement is entered into with Licensor.

Article 8
License Fee and Initial Payment

8.1 **[Redacted] Initial Payment information has been redacted.**

8.2 **[Redacted] License Fee information has been redacted.**

8.3 If Licensee applies the Technology to any type of substrate other than OSB panels, the Parties shall first agree on that substrate and determine an agreed upon License Fee for such panels made from such substrate.

8.4 **[Redacted] License Fee information has been redacted.**

8.5 Under this Agreement, Products will be considered subject to License Fees when shipped from the Manufacturing Plant unless discarded as defective.

8.6 **[Redacted] Sales Rights information has been redacted.**

[Redacted] License Fee information has been redacted.

8.7 Payments to Licensor shall be made in the gross amounts due according to this Article 8 without any deductions, offsets or withholdings (including deductions or withholdings in respect of items such as income tax, corporation tax, or other taxes, charges or duties) except insofar as Licensee is required by law to deduct withholding tax from sums payable to Licensor, in which case Licensee shall do all such acts and things and to sign all such documents as will enable Licensor to either obtain a tax credit for the amount of the withholding tax deducted or claim full relief under the terms of any applicable double taxation agreement or treaty.

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8.8 All payments made under this Agreement shall be made by electronic bank transfer unless otherwise expressly agreed.

8.9 Payment of License Fees on Product shipped shall be due no later than thirty (30) days from the end date of the month in which such Product is shipped. Reports will be issued by Licensee as provided in Section 9.1 after the end of each month. However, Licensor shall never be deprived of its right to payment in the event Reports are issued after said period of time. Payment corresponding to the Report shall be made by the date provided in the first sentence of this Section with no Licensor invoice required. The first month of Product shipment for purposes of the first Report of a Manufacturing Plant shall be the first full calendar month after the month in which first commercial shipment for that Manufacturing Plant begins, but such first Report shall also include the shipments occurring in any partial month that precedes such first full month. Subsequent Reports following such first report shall be by month, based on Products shipped in such month.

8.10 **[Redacted] License Fee payment information has been redacted.**

8.11 **[Redacted] License Fee payment information has been redacted.**

Article 9
Reports, Report Examination Rights, Audit Rights

9.1 Licensee shall submit to Licensor written reports within fourteen (14) days after the end of each month, covering shipment during the previous month, including a statement of surface area of Products coated and shipped. All reports need to be sent to the address and email as set forth for Notices below. Licensee shall show the shipment figures in square feet of the Products on which License Fees have become due from Licensee and by each with respect to the Manufacturing Plant. Each report shall contain all the information required per Annex 2 with at least the following information: identification of covered month, the quantity and description of all Products produced and all products shipped by the Licensee and/or the Manufacturing Plant, and the amount of License Fee due to Licensor. If no Products were shipped during any monthly reporting period or Products produced on which no License Fee is due, a similar report to that effect shall be submitted by Licensee to Licensor's Licensing Administrator.

9.2 Licensee shall submit a final report to Licensor within thirty (30) days after the later of, the termination, the sell-off period as defined in Section 13.4 or expiration of the Agreement and promptly make the required payments.

9.3 Licensee shall keep during the term of this Agreement and for a period of three (3) years thereafter, full, true, detailed, accurate and consistent records for the purpose of enabling Licensor to:

(i) Verify the accuracy and completeness of Licensee's reports to Licensor under this Article 9 and
(ii) Verify Licensee's License Fee payments under Article 8.

9.4 Licensee shall keep these records described in Section 9.3 at the disposal of Licensor during normal business hours at the place where such records are customarily kept and, at Licensor's sole cost, be available for examination by one or more auditors,

accompanied by assistants, selected by Licensor or Licensing Administrator from one of the following auditing firms: KPMG, Deloitte, Ernst & Young, PWC or any other independent audit firm agreed upon by the Parties for the purpose of verifying the accuracy and completeness of the Product shipment volumes reported to Licensing Administrator and payments due thereon and/or Licensee's compliance in other respects with this Agreement. Said auditors shall not disclose any information that such auditors may hereby obtain other than necessary for the purpose of enabling Licensor to determine the accuracy and completeness of such reports, payments made in connection therewith and Licensee's compliance with this Agreement. Such investigation shall be allowed no more frequently than once a year. Licensor shall give at least fifteen (15) business days' prior written notice of its intention to have Licensee's records of sales of the Products and other documentation inspected.

9.5 If such audit indicated an underpayment or under-reporting, the payment in full of such outstanding amount shall be made by Licensee to Licensor with the subsequent monthly License Fee payment following such audit. If such audit indicated an overpayment, Licensor will remit the overpayment within fifteen (15) days of such audit.

<u>Article 10</u>
Marking and Other IP Maintenance Issues

10.1 Licensee shall market the Product under its trademark FLAMEBLOCK® or such other trademark independently developed by Licensee. Licensee agrees to perform all patent marking specified by Licensor to the extent required by 35 U.S. Code § 287.

10.2 Each Party shall cooperate with and assist the other in any manner reasonably necessary for maintaining or enforcing a trademark of the other Party used in connection with Products.

10.3 Licensee agrees to take all reasonable steps to ensure that Products are made to a quality standard that is (a) not less than that of the Pyrotite-coated Products Licensor has produced at the Licensor's Watkins, MN plant in 2014; and (b) sufficient to meet all applicable building codes or other governing standards applicable in the location of the Manufacturing Plant and to the location where such Products are to be employed in end-use. In the event Licensee fails to maintain such quality standards, Licensor may by written notice require Licensee to stop use of the reference to Pyrotite technology in advertising and in any other uses Licensee may be making of the mark Pyrotite.

10.4 Licensor retains all right to enforce the Pyrotite mark and Patent rights, or any other related intellectual property rights in the Products, including but not limited to the right to bring infringement or unfair competition proceedings against third party infringers, with the exception of any new works, trademarks, copyrights, or trade dress created by or at the direction of Licensee in the course of marketing, selling, and promoting the Product.

~~10.5 Licensor shall pay any costs required to maintain its Patent rights in the U.S. and~~ Canada.

10.6 Licensor and Licensee shall share equally all new costs necessary to maintain building code and third party certifications for the Products and new Product applications and assemblies intended to be manufactured at Licensee's Manufacturing Plants. These costs include the International Code Council's (ICC) Evaluation Services Report No.1365 (ICC-ESR-1365,), as well as certifications and listings for Products and Product Applications at both Underwriter's Laboratories, Inc. (UL) and Intertek Laboratories, Inc.

Each production facility of Licensee or Licensor will be responsible for its own development, maintenance, and compliance to a Follow-up Quality Control Procedure and Manual provided and administered by an accredited and certified independent testing laboratory (e.g.;UL or Intertek). The quality control procedure will include, but not be limited to, facility quarterly audits and annual updates of their respective QC Manual

Article 11
Warranties, No Liability and Disclaimer of Warranties

11.1 Licensor warrants that the Technology is adequate to produce coated panel products that are equal or comparable in specifications to the samples of OSB Products Licensor has provided for testing and the performance criteria specified in ICC-ESR Report No. 1365. Licensor warrants that Licensor has the right to grant Licensee a non-exclusive right under the terms and conditions of this Agreement to use of Patents and further warrants that the manufacture, sale and use of the Product by Licensor's current processes and those currently contemplated by Licensee and Licensor at the Clarke County Manufacturing Plant do not infringe upon any existing U.S. patent, trademark or copyright or involve violation of any trade secret or other U.S. industrial property right of any third party, and Licensor shall indemnify and hold Licensee harmless from and against any and all claims, demands costs and liabilities including reasonable attorney fees and related legal expenses arising out of any such infringement or trade secret violation or claim of infringement or trade secret violation. In the event of any such claims or any claim resulting from a U.S. patent that issues during the term of this Agreement, Licensor at its option shall provide for modification or replacement of infringing materials with equivalent non-infringing materials or shall obtain for Licensee's benefit a royalty-free, perpetual license to continue to use such infringing materials. The Licensor agrees to communicate Know-How adequate for Licensee, when practicing the Know-How Licensor provides, to produce a first commercial batch of Products that are equal or comparable in specifications to the OSB panels Licensor has provided from Licensor's Watkins, MN plant in 2014. The preceding warranties shall be contingent on the OSB used in the Manufacturing Plant meeting or exceeding LP's PS-2 specification as tested and confirmed by APA follow-up quality test procedures.

11.2 Except as set forth in Article 25, Licensee warrants that it will not at any time register or attempt to register, seek or claim any Intellectual Property Rights in any way belonging to Licensor under the laws of any country including, but not limited to, apply for any patent or utility model based upon information received or based upon the Technology. Licensee further warrants that it will provide during the period of transfer and implementation of the Technology and during operation of the Manufacturing Plant personnel of sufficient skill and competence in OSB processing technology to follow the training and instruction Licensor provides for Manufacturing Plant installation and implementation of the Technology and that Licensor will follow all quality control instructions for Products provided by Licensor.

11.3 Licensor shall indemnify, defend, and hold harmless Licensee with respect to any Third Party claim arising from any breach of Licensor's warranties set forth herein.

Licensee shall indemnify, defend, and hold harmless Licensor with respect to any claim that Licensee's marketing of the Products violates the U.S. or Canadian rights of any Third Party (unless such claim is covered by Licensor's indemnification in the prior sentence) or involves any misrepresentation by Licensee, its Affiliates, representatives or its distributors or any claim of product liability arising from Products Licensee makes.

11.4 Except as expressly stated in this Article 11 there are no other warranties or representations, express or implied, written or oral, by operation of law or otherwise under this License Agreement.

Article 12
Term and Termination

12.1 **[Redacted] Termination information has been redacted.**

12.2 Notwithstanding Article 12.1 above, either Party shall have the right to terminate this Agreement with immediate effect if the other Party commits a material breach of any of its contractual obligations set out in this Agreement, and fails to correct or cease such breach (where correction or ceasing can be made) within thirty (30) days from receipt of a written request from the other Party in which the defaulting Party is requested to correct or cease such breach.

12.3 The following events shall (without limitation) always be deemed to constitute a material breach of this Agreement:

a) If Licensee fails to pay any part of the Initial Payment or License Fee when due or fails to accurately report shipment volumes as required in Article 9.

b) If Licensee, at any time during the term of this Agreement, sells Products as unlicensed products by means of other companies or intermediaries, whether under its control or not;

c) If Licensee ceases commercial level production of Products at its Manufacturing Plant for a period of six (6) months or more (except when caused by Force Majeure);

d) If either Party suspends its payments, files a voluntary petition in bankruptcy, is declared bankrupt, becomes insolvent or starts liquidation or similar proceedings; or

d) If Licensor breaches Licensee's Exclusive Manufacturing Rights in Section 3.2.

12.4 Any notice of termination of this Agreement shall be given and deemed to be effective if given in accordance with the provisions set out in Article 21.

Article 13
Consequences of Termination

13.1 For the avoidance of doubt, the termination of this Agreement shall not affect the Licensee's payment obligation of any unpaid and due amounts, including but not limited to accrued License Fees, until the termination date, or, if later, the date of Licensee's last shipment of Products. In no event shall Licensor be liable for any costs or losses for Licensee resulting from Licensor's termination in accordance with this Agreement.

13.2 Except with respect to unshipped Product, upon termination of this Agreement, all of Licensee's rights and obligations arising out of this Agreement shall terminate.

13.3 In the event of termination of this Agreement, the Parties shall at their own respective cost, return or destroy any and all materials and/or documents (such as but not limited to drawings, quality control documents, certificates) related to the Confidential Information as defined in the Confidentiality Agreement which have been put at the other Party's disposal by the Disclosing Party within fifteen (15) business days of the termination of the Agreement at the latest.

13.4 Licensee has the right to sell off its then-current remaining stock of Products during a maximum period of six (6) months as from the date of termination, provided the reporting obligations of Article 9 and the payment obligations of Article 8 are respected. Following such six (6) months period, Licensee's rights hereunder shall cease in their entirety.

13.5 If Licensor (i) undergoes any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, properly commenced by or against Licensor; or (ii) becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Licensor's assets, then: (a) this License Agreement will continue in full force and effect, understanding that Licensee has paid good and valuable consideration for the rights hereunder as provided herein, and (b) should under any bankruptcy or receivership proceeding the Technology, Know-How or Patents be transferred or sold to a third party, then prior to such event occurring, Licensee shall have a 30-day right of first refusal to purchase outright such Technology, Know-How and Patents, to the extent consistent with applicable bankruptcy or insolvency code or similar law.

Article 14
Assignment

14.1 Licensor may not assign its rights or obligations under this Agreement, whether in whole or in part to a Third Party who is a direct competitor of Licensee. Licensee may not assign its rights or obligations under this Agreement, whether in whole or in part to a Third Party, without Licensor's prior written approval. Such approval will not unreasonably be withheld, in the case of an Assignee who is not a competitor of Licensor, who accepts in writing all obligations of this Agreement and who demonstrates sufficient financial ability to perform all such obligations.

14.2 For the avoidance of doubt, any transfer of either Party's rights or obligations by merger, sale of assets or other business combination or reorganization shall be considered an assignment. Any name change will not be an assignment of rights.

Article 15
Modifications and Waivers

15.1 No modification of this Agreement shall be effective unless specifically set forth in writing signed by all Parties and enclosed as an Annex hereto.

15.2 Any forbearance, delay or indulgence by any Party enforcing any of the terms and conditions of this Agreement shall not prejudice or affect the rights and remedies of said Party hereunder, nor shall any waiver of any breach hereunder operate as a waiver of any subsequent breach.

Article 16
Interpretation and Invalid Provisions

16.1 Regardless of which Party may have drafted this Agreement, no rule of strict construction shall be applied against either Party. In case one or more provisions of this Agreement are invalid, the validity of the remaining provisions of this Agreement shall not be affected thereby. Any such provisions shall be replaced by a provision which, as much as this is legally possible, comes closest to what the Parties aimed at in the provision concerned.

16.2 Any inconsistency between the Agreement and compulsory provisions of any law or regulation shall be resolved by altering the relevant terms of this Agreement so as to conform to such provisions of any such law or regulation.

Article 17
Jurisdiction and Choice of Law

17.1 This Agreement shall be governed by and construed in accordance with Minnesota Law.

17.2 Unless the Parties can agree on an amicable settlement, any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally submitted for resolution by through binding arbitration before one independent arbitrator (who will be a retired federal or state judge with a minimum of fifteen (15) years of judicial experience or will have such alternate qualifications are agreeable to the Parties) in Minneapolis, MN and subject to the Rules and Procedures of the American Arbitration Association for Commercial Arbitration, as further provided in Section 13.10 of the Product Manufacturing Agreement entered into between the Parties as of August 19, 2015.

Article 18
Effect of Headings

The Article headings appearing in this Agreement appear only as a matter of convenience and in no way define, limit, constrain, or describe the scope or the intent of such Article, nor in any way affect the interpretation of this Agreement.

Article 19
Entire Agreement

This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, and supersedes all other agreements, understandings and contracts, whether oral or written with respect thereto.

Article 20
Available Remedies

Any right or remedy afforded to the Licensee or Licensor under this Agreement shall always be deemed cumulative and additional and shall not limit or preclude any other right and remedy of the Licensee or Licensor, whether provided for in this Agreement or by the applicable law.

Article 21

Notices

All notices under this Agreement shall be in writing and shall be effective when actually delivered by hand delivery, facsimile transmission, or three (3) business days after being deposited in the United States mail, certified, return receipt requested. If directed to the other Party to this Agreement, such a notice shall be addressed to the addresses (and, in the case of a facsimile transmission, the telephone numbers) set forth below, or to such other address (or telephone number) as one Party may indicate by written notice to the other Party:

If to LP:	Louisiana-Pacific Corporation 414 Union Street, Suite 2000 Nashville, Tennessee 97205 Attn: Greg Stogner 615.986.5720 (telephone) 866.493.1362 (facsimile)
With copy to:	Louisiana-Pacific Corporation Legal Department 414 Union Street, Suite 2000 Nashville, Tennessee 97205 Attn: General Counsel 615.986.5892 (telephone) 615.986.5666 (facsimile)
If to BTC:	Barrier Technology Corporation 510 4th Street North Watkins, MN 55389 Attn: Mike Huddy 320.764.5797 (telephone) 320-764.5799 (facsimile)
With copy to:	Dorsey & Whitney LLP Suite 1500, 50 South Sixth Street Minneapolis, MN 55402-1498 Attn: Stuart R. Hemphill

In the absence of a written acknowledgment of receipt by the recipient, all notices given by facsimile transmission shall also be given by mail or personal delivery.

Article 22
Relationship of the Parties

The Parties agree that each is an independent contractor with respect to this Agreement and each other. Licensee shall in no way represent itself nor permit any party acting on its behalf to represent itself as a partner, franchisee, joint venture, agent, employee or representative of Licensor. Licensee further acknowledges that neither Licensee nor any party acting on its behalf shall have any right, power or authority, express or implied, to obligate Licensor in anyway.

Article 23
Attorney Fees

If either Party institutes any suit or action to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover the sum of money that the court may adjudge reasonable as attorney fees and costs in the suit or action, including any appeals taken by either Party in the suit or action.

Article 24
Meeting Demand; Right of First Refusal

24.1 In order to promote marketing of Products and building of additional manufacturing plants for Products or for I-Joists, as the case may be, Licensee shall have a right of first refusal for an additional license or rights in the following circumstances:

[Redacted] Right of first refusal information has been redacted.

24.2 **[Redacted] Right of first refusal information has been redacted.**

24.3 **[Redacted] Right of first refusal information has been redacted.**

24.4 **[Redacted] Right of first refusal information has been redacted.**

24.5 **[Redacted] Right of first refusal information has been redacted.**

24.6 **[Redacted] Right of first refusal information has been redacted.**

24.7 **[Redacted] Right of first refusal information has been redacted.**

m

[Redacted] Sales Rights information has been redacted.

<u>Article 25</u>
Joint Development

25.1 During the Term, the Parties may engage in joint efforts to enhance, refine or develop Joint IP or to develop other technology related to the Technology. Should these efforts result in additional Joint IP, the description of the additional Joint IP shall be added to this Agreement by amendment and such additional Joint IP shall be subject to the terms of this Agreement. To effect this, the Parties shall meet and confer at least once each calendar quarter during the term to identify any candidates for Joint IP and shall prepare a description of the technology that they agree is Joint IP, including the identity of their respective contributing employees or consultants and evidence of ownership of .the contribution of such employees or consultants.

25.2 All Joint IP shall be jointly owned and be the equal, undivided property of both Parties. Each Party assigns to the other Party an equal, indivisible, right, title and interest in and to any and all Joint IP. Accordingly, following the Term, except as provided below, each Party shall be free to use, commercialize, transfer or otherwise dispose of their interest in such Joint IP, without any restriction whatsoever (other than patent rights a Party has conceived prior to this Agreement or acquired independently of the other Party) and without notice to or the permission of, the other Party. In addition, neither Party shall have any obligation to account to the other Party or share in any revenues, profits, expenses or losses associated with their own activities regarding the Joint IP (except as a result of patent rights a Party has conceived prior to this Agreement or acquired independently of the other Party).

25.3 During the Term, neither Party shall sell or transfer in any way rights to the Joint IP to a third party (<u>i.e.</u>, a person or entity other than an Affiliate of a Party) without first obtaining the consent of the other Party, which consent may be withheld.

25.4 The Parties will determine whether patent protection should be sought for any portion of the Joint IP, and, if so, in which jurisdictions patent protection will be sought. If the Parties so agree that such patent protection should be sought, they shall (i) agree as to the outside counsel that will advise the Parties in connection with same, and prepare and prosecute applicable patent applications and associated documentation (ii) share equal control over the patent process and (iii) share equally in the costs and expenses associated with the patent process, including attorneys' fees, maintenance fees and associated government charges. In the event that the Parties do not agree as to whether or the extent to which patent protection should be sought for the Joint IP, then the Party that wishes to proceed with seeking such protection may do so, in the name of both Parties, and at its sole cost and expense. In any event, the Parties will cooperate with each other in connection with obtaining patent protection on the Joint IP.

25.5 Enforcement of Joint IP shall be as follows:

a. In the event that either Party reasonably believes that a third party may be infringing the Joint IP, then such Party shall immediately serve a written notice ("Infringement Notice") upon the other Party, identifying the possibly infringing third party ("Possible Infringer"). If the Parties agree to take action against such Possible Infringer, then they shall do so and share equally in the expense of such action as well as in any amounts recovered, whether by settlement or damage award.

b. If one of the Parties does not so agree, then the other Party shall have the right to unilaterally take enforcement action against a Possible Infringer. To exercise such right, the Party taking enforcement action shall: (a) advise the other Party in writing of the contemplated action and periodically of the status of the action, including providing a copy of all pleadings filed in the action; (b) have the right to control such dispute or action (including the selection of counsel of its choice); (c) be entitled to retain all damages and other monies recovered in such action or settlement; and (d) indemnify and hold harmless the non-acting Party from any and all loss resulting from the enforcement action. The non-acting Party shall: (a) provide the acting Party with reasonable cooperation and assistance in connection with such dispute or action, and (b) have the right, but not the obligation, to retain counsel of its choice, at its expense, to observe the proceedings in any dispute or action brought by the other Party.

c. Neither Party shall offer, or accept any offer of, a settlement that contains any term or condition (other than receipt or payment of money) that would have a material adverse effect on the validity, scope or enforceability of the Joint IP or the other Party's rights thereto, without the prior written consent of the other Party.

Article 26
Force Majeure

Neither Party shall be required to perform during any period where performance is prevented by an event of Force Majeure which is defined to be any event beyond the reasonable control of the Parties including, but not limited to, acts of God, severe weather (hurricanes, floods, tornadoes, etc.) delays in transportation, shortages of materials, plant shutdown due to lack of supplies, equipment failure, regulatory action or other reason causing the curtailment of all business, strikes, lock-outs, work stoppages or other labor disturbance, governmental action, acts of war or civil unrest, acts of terrorism, embargoes or any other event beyond the Parties' control whether similar or dissimilar to the above, including but not limited to disruptive technology or market conditions that prevent a positive EBITDA. Performance shall be excused for the period during which the event of Force Majeure delays performance. The Party experiencing the delay shall give written notice to the other Party of the event within ten (10) working days of its onset. If performance is delayed for one or more periods in excess of ninety (90) days, either Party may terminate this Agreement.

Article 27
Authority

Each of the Parties represents and warrants that it has the full capacity, right, power and authority to execute, deliver and perform this Agreement, and all required actions, consents and approvals therefor have been duly taken and obtained. Each of the Parties represents and

warrants that upon full execution of this Agreement, this Agreement shall be binding on all Parties.

[Signature Page Follows]

IN WITNESS HEREOF, as of the Effective Date, the Parties have today entered into this Technology License Agreement, which has been signed by the Parties.

Barrier Technology Corporation	**Louisiana-Pacific Corporation**
By: [signature]	By: [signature]
Michael D. Huddy	Brad Southern
President/CEO	Executive Vice President, OSB
Date: 08-18-2015	Date: 8-19-2015

ANNEX 1
Technology, including Know-How

[Redacted] Technology information has been redacted.

Patents:

U.S.
U.S. **[Redacted] Patent information has been redacted.**

U.S. **[Redacted] Patent information has been redacted.**

Canada
CA **[Redacted] Patent information has been redacted.**

Know-How shall not include any technical information, equipment design, formulas or recipes to the extent they are in the public domain, known by or independently developed by Licensee or Third Parties without resort to the technical information, formulas and recipes of Licensor.

ANNEX 2
Reporting Form

License Fee Report

Year:

Calendar month:

Manufacturing Plant located at _______________:

A. Product Square Feet Shipped:

B. Less Square Feet Discarded After Shipment:

C. Total Net Square Feet Subject to License Fee:

License Fee Rate:

License Fee Due:

ANNEX 3
Manufacturing Territory

[Redacted] Manufacturing Territory information has been redacted.

ANNEX 4

AMENDED CONFIDENTIALITY AGREEMENT

THIS AMENDED CONFIDENTIALITY AGREEMENT ("Amended Agreement") is entered into as of the 19 day of August, 2015 between BARRIER TECHNOLOGY CORPORATION, a Minnesota corporation with a principal address of 510 4th St N, Watkins, MN 55389 ("BTC") and Louisiana-Pacific Corporation, a Delaware corporation with a principal address of 414 Union St., Suite 2000, Nashville, TN 37219 ("LP"). BTC and LP are hereinafter referred to individually as a Party and jointly as Parties.

RECITALS

WHEREAS, the Parties entered into a Confidentiality Agreement ("Agreement") as of June 30, 2009 (the "Effective Date") and have exchanged Confidential Information since the Effective Date and wish to continue to exchange Confidential Information;.

WHEREAS, although the Agreement terminated for purposes of disclosure five years after the Effective Date, the Parties have continued to operate under the terms of that Agreement; and

WHEREAS, BTC and LP believe the Agreement should be continued and extended by this Amended Agreement between the Parties.

AGREEMENT

NOW, THEREFORE, BTC and LP agree that any information that has been and will be made available from one Party to another will be subject to the following definitions, terms and conditions:

1. Defined terms not otherwise defined in this Amended Agreement shall have the meanings provided in the Agreement.

2. "Confidential Information" shall include all BTC Information and LP Information which may be disclosed by BTC and LP. Such Confidential Information may include, without limitation, technical, engineering, scientific, financial and commercial information, designs, inventions, copyright material, know-how, ideas, studies, findings, conclusions, data, samples, drawings, plans, charts, graphs, photographs, reports, letters, specifications, manuals, tables, formulae, formulations, processes, protocols, operating and testing procedures, customer lists and pricing information, any of which may be disclosed in documentary or other tangible form or orally or by visual inspection. BTC Information and LP Information shall include information of their respective affiliates. This definition replaces Section 1 "Confidential Information" in the Agreement.

3. Each party ratifies the extension of the disclosure period of the Agreement following June 30, 2014 and agrees that information meeting the above definition disclosed from that date to the date of the Amended Agreement together with information disclosed under the Agreement shall be considered protected continuously by the Agreement and this Amended Agreement. Each Party's obligations under the Agreement and this Amended Agreement shall continue until the Termination of the Technology License Agreement between the Parties dated August 19, 2015 ("Technology License

M

Agreement") but the Parties obligations regarding the confidentiality of previously disclosed Confidential Information shall survive termination of this Amended Agreement for a period of seven (7) years from the date of such termination.

4. The Parties acknowledge that certain tri-party Confidentiality Agreements have been entered into as part of the projects contemplated by the Technology License Agreement. Such additional Confidentiality Agreements are listed on the attached Exhibit A to this Amended Agreement. The parties agree all agreements are effective and agree to complete promptly any missing signatures. As between the Parties, the termination of obligations contained in those agreements shall not decrease the protection of BTC Information or LP Information provided by the Agreement and this Amended Agreement except to the extent that such termination and permitted disclosure action taken by a third party causes otherwise Confidential Information to become publicly available.

5. The Parties intend that the Agreement be modified to effectuate the intent of this Amended Agreement. Except as provided herein, each and all of the terms and provisions of the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, BTC and LP through their duly authorized representatives hereby agree to the terms and conditions of this Amended Agreement.

BARRIER TECHNOLOGY CORPORATION	LOUISIANA-PACIFIC
CORPORATION	
510 4th St N,	414 Union St., Suite 2000
Watkins, MN 55389	Nashville, TN 37219
By: [signature]	By: [signature]
Title: CEO/President	Title: EVP, OSB
Date: 08-18-2015	Date: 8-19-2015

Exhibit A

[Redacted] List of Non-Disclosure Agreements has been redacted.

[Redacted] List of Non-Disclosure Agreements has been redacted.